EX-99.1

                                  News
                   Release

Vectren Corporation

One Vectren Square

Evansville, IN  47708
Investor Contact                             Robert Goocher, (812) 491-4080, rgoocher@vectren.com
Media Contact                                Mike Roeder, (812) 491-5255, mroeder@vectren.com

FOR IMMEDIATE RELEASE

November 4, 2011

Vectren Corporation Reports Results as of September 30, 2011

Evansville, Ind. - Vectren Corporation (NYSE:VVC) today reported net income for the nine months ended Sept. 30, 2011, of $95.0 million or $1.16 per share, compared to net income of $88.3 million, or $1.09 per share for the same period in 2010.

Summary results
•	Year to date in 2011, utility earnings were $92.8 million, or $1.13 per share, compared to $90.3 million, or $1.11 per share, in 2010.
•
Year to date in 2011, nonutility earnings were $3.4 million, compared to a loss of ($1.9) million in 2010. Excluding ProLiance, earnings from all other nonutility businesses were $28.7 million in 2011, compared to $8.0 million in 2010. The 2010 year-to-date results include charges related to legacy investments totaling ($6.9) million after tax.

•	ProLiance’s results in 2011 were a loss of ($25.3) million year to date, compared to a loss of ($9.9) million in 2010.
•	Third quarter 2011 consolidated net income was $35.3 million, or $0.43 per share, compared to net income of $16.4 million, or $0.20 per share, in the third quarter of 2010.

“We are pleased with our overall 2011 year-to-date results, which reflect solid growth from utility operations and from the majority of our nonutility portfolio”, said Carl L. Chapman, Vectren’s chairman, president and CEO. “Our nonutility results reflect significantly increased earnings from infrastructure services and coal mining, while ProLiance results continued to show losses as the unfavorable gas market conditions continue.”

2011 updated earnings guidance
Utility Group earnings for 2011 are still expected to be within a range of $1.52 to $1.58 per share, and the expected Nonutility Group earnings, excluding ProLiance, are increased to a range of $0.40 to $0.50 per share. The updated combined guidance range, including a larger expected loss at ProLiance, is consolidated earnings of $1.60 to $1.80 per share. The consolidated range has been narrowed by lowering the top end of the range by $0.05 per share, as a result of the larger expected ProLiance loss. Based on current market conditions and outlook, Vectren’s share of ProLiance’s results for 2011 is now expected to be a net loss in a range of ($0.25) to ($0.35) per share.

Related to ProLiance, current market conditions are assumed to continue, resulting in depressed asset optimization opportunities. A significant change in those opportunities or other circumstances affecting the company’s various businesses could materially impact earnings and result in earnings for 2011 significantly above or below this guidance. These targeted ranges are subject to such factors discussed below under "Forward-Looking Statements."

Vectren Utility Holdings prices senior unsecured notes
On Oct. 21, 2011, the company announced that its subsidiary, Vectren Utility Holdings, Inc., (VUHI) priced $100 million of its senior unsecured notes in the private placement market. VUHI will be issuing $100 million of 5 percent senior notes due Feb. 3, 2042. The proceeds received from the issuance of the senior notes will be used to refinance VUHI’s $96.2 million 5.95 percent senior notes due 2036, that are expected to be called at par and retired on or about Nov. 21, 2011. Subject to the satisfaction of customary closing conditions, the new notes will be issued on or about Feb. 1, 2012.

Earlier in the year, the company announced that VUHI entered into a private placement note purchase agreement for the issuance of $150 million of senior unsecured notes at an average interest rate of 5.12 percent. Proceeds received from the issuance of these senior notes will be used to partially refinance $250 million of VUHI long-term debt with an interest rate of 6.625 percent maturing Dec. 1, 2011.  The remainder of the maturing debt will be replaced with short-term borrowings. Subject to the satisfaction of customary closing conditions, this financing is scheduled to close on or about Nov. 30, 2011.

Utility Group discussion
The Utility Group is comprised of VUHI’s operations, which consist of the company’s regulated utility operations and other operations that provide information technology and other support services to those regulated operations. The company segregates its regulated utility operations between a Gas Utility Services operating segment and an Electric Utility Services operating segment. The Gas Utility Services segment provides natural gas distribution and transportation services to nearly two-thirds of Indiana and to west central Ohio. The Electric Utility Services segment provides electric distribution services primarily to southwestern Indiana, and includes the company’s power generating and wholesale power operations. The Utility Group also generates earnings from other operations that provide shared assets, such as customer billing systems and the customer contact center, to the company’s utility operations.

In the nine months ended Sept. 30, 2011, the Utility Group earned $92.8 million, compared to the $90.3 million earned in 2010. These results reflect milder cooling weather in 2011. The year–to-date increase is driven by increased earnings from both gas and electric operations. During the third quarter, earnings increased to $27.9 million in 2011 from $18.7 million earned in 2010. The following discussion focuses on year to date results as a better indication of expected annual results as compared to the results of the current quarter. Specifically, the impact of increased margin in the third quarter 2011 resulting from new electric base rates effective May 3, 2011 is offset significantly by increased electric facility maintenance costs incurred in the first half of 2011 in preparation for the summer cooling season.

Gas utility services
The gas utility services operating segment, which is comprised of Vectren’s Indiana gas operations, North and South, and Vectren Ohio, earned $33.5 million during the nine months ended Sept. 30, 2011, compared to earnings of $32.0 million in the prior year period. The $1.5 million year over year increase is due to continued growth in large customer margin from ethanol plants in the Vectren South territory and return on bare steel/cast iron and distribution riser replacement activities in Ohio. The year-to-date period in 2011 also reflects the expected first quarter impact of rate design changes implemented in February 2010 in the Ohio service territory. During the 2011 third quarter, the gas utility segment operated at a seasonal loss of ($4.8) million compared to a loss of ($6.3) million in 2010. Following is more detailed information related to the year to date earnings from gas utility operations. Identified items are presented before the impact of income taxes with tax effects and other items presented net.

Year to
(millions)	Date
2010 Gas Utility Earnings	$32.0

Return on Ohio bare steel/cast iron & distribution riser replacement programs	2.2
Large customer usage	4.0
Impact of volumetric rate design in Ohio, prior to change to SFV in 2010 (see below)	(3.5)
Tax effects & all other	(1.2)
1.5

2011 Gas Utility Earnings	$33.5

Vectren Ohio rate design
The rate design approved by the Public Utilities Commission of Ohio (PUCO) on Jan. 7, 2009, and initially implemented on Feb. 22, 2009, allowed for the phased movement toward a straight fixed variable (SFV) rate design, which places substantially all of the fixed cost recovery in the monthly customer service charge. This rate design mitigates most weather risk as well as the effects of declining usage. Since the straight fixed variable rate design was fully implemented in mid-February 2010, nearly 90 percent of the combined residential and commercial base rate gas margins are recovered through the customer service charge.  However, margin recognized in the first quarter of 2010 that reflected a volumetric rate design during the peak delivery winter months of January and the first half of February 2010 is now more ratably recognized throughout the year.

Electric utility services
The electric utility services operating segment is comprised of Vectren South’s electric distribution business and includes the company’s power generating and wholesale power operations. Electric operations earned $53.1 million in the nine months ended Sept. 30, 2011 compared to $51.4 million in the prior year period. In the year-to-date period, increased electric margin has been offset by planned outage maintenance and other power supply operating costs. Increased maintenance costs generally incurred in the first half of the year were in preparation for the high volume summer cooling season. The electric operations earned $30.8 million in the third quarter of 2011, compared to $23.1 million in the prior year quarter. Following is more detailed information related to the year to date earnings from electric utility operations. Identified items are presented before the impact of income taxes with tax effects and other items presented net.

Year to
(millions)	Date
2010 Electric Utility Earnings	$51.4

Weather	(5.4)
Wholesale power & transmission investments	3.3
Margin from base rate changes effective May 3, 2011	16.8
Power Supply operating expenses	(10.3)
Tax effects & all other	(2.7)
1.7
2011 Electric Utility Earnings	$53.1

Weather impacts
In the electric service territory, management estimates the margin impact of weather to be approximately $4.5 million favorable and $3.0 million favorable, compared to normal temperatures in the year to date and quarter in 2011, respectively. This compares to 2010, where management estimated a $9.9 million favorable impact on margin compared to normal year to date and $5.7 million in the third quarter. Although temperatures were warmer than normal, period over period, there was a decline in earnings of approximately $3.2 million after tax, or $0.04 per share, year to date and $1.6 million after tax, or $0.02 per share in the quarter.

Power Supply operating expenses
The changes in power supply operating expenses primarily reflect variation in planned outage maintenance activities. Of the total year-to-date increase in power supply operating costs of $10.3 million, planned outage maintenance costs increased $8.6 million compared to the prior year and decreased $1.1 million quarter over quarter.

Vectren South coal procurement procedures update
Vectren South submitted a request for proposal in April 2011 regarding coal purchases for a four year period beginning in 2012. After negotiations with bidders, Vectren South has reached an agreement in principle for multi-year purchases with two suppliers, one of which is Vectren Fuels, Inc. Consistent with the Indiana Utility Regulatory Commission (IURC) direction in the electric rate case, a sub-docket proceeding has been established to review the company’s prospective coal procurement procedures, and the company submitted evidence related to its recent request for proposal (RFP) and those coal procurement procedures to the IURC in September 2011. In October 2011, the Office of Utility Consumer Counselor (OUCC) filed its testimony which, while suggesting enhancements to the process to be considered, does not challenge the results of the RFP and the resulting new contracts. A hearing in this proceeding is scheduled for December 2011.

Other operations
The Utility Group also generates earnings from other operations that provide shared assets, such as customer billing systems and the customer contact center, to the company’s utility operations and earns a return on those assets through currently approved rates as if portions of the assets were in the rate base of each utility. Year to date in 2011 earnings from these operations were $6.2 million compared to $6.9 million in 2010.

Nonutility Group discussion
All amounts included in this section are after tax. Results reported by business group are net of nonutility group corporate expense.

Year to date in 2011, the Nonutility Group earned $3.4 million compared to a loss of ($1.9) million in 2010.  The changes were driven by improved earnings from Infrastructure Services and Coal Mining operations, but were offset by lower results from ProLiance. In addition, the 2010 year-to-date period included legacy charges of ($6.9) million. Excluding ProLiance results, the Nonutility Group earned $28.7 million for the nine months ended Sept. 30, 2011, compared to $8.0 million for the same period in 2010. The Nonutility Group’s 2011 third quarter earnings were $7.6 million compared to a loss of ($2.2) million in 2010.

Infrastructure Services
Infrastructure Services provides underground construction and repair to utility infrastructure through Miller Pipeline (Miller) and Minnesota Limited, which was acquired on March 31, 2011.

Results from Infrastructure’s operations for the nine months ended Sept. 30, 2011, were earnings of $11.1 million compared to $2.2 million earned in the prior year. Minnesota Limited contributed $6.3 million of the increase year to date, reflective of increased demand for work on transmission pipeline repairs. The remainder of the increase, totaling $2.6 million in the year to date period, relates to Miller Pipeline’s ongoing operations and is representative of increased demand. Construction activity, particularly in Minnesota Limited’s market area, is high during the summer months and begins to decline due to weather conditions during the fourth quarter. However, construction activity generally is expected to remain strong as utilities and pipelines operators continue to replace their aging natural gas and oil infrastructure and as the need for shale gas and oil infrastructure becomes more prevalent. During the third quarter, earnings were $11.9 million in 2011 compared to earnings of $3.2 million in 2010.

Energy Services
Energy Services provides energy performance contracting and renewable energy services through Energy Systems Group (ESG).

Year to date earnings through September were $1.6 million in 2011, compared to earnings of $4.2 million in 2010. The lower results in 2011 are primarily due to increased operating and recruitment costs related to the ramp up of the sales force in order to facilitate faster growth. Energy Services’ contributed earnings of $2.3 million during the third quarter of 2011, compared to earnings of $2.8 million in 2010. At Sept. 30, 2011, backlog was $100 million compared to $64 million at Sept. 30, 2010. The national focus on a comprehensive energy strategy and a continued focus on energy conservation, renewable energy, and sustainability are expected to create favorable conditions for future growth in this area.

Coal Mining
Coal Mining mines and sells coal to the company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc.

Year to date through September, Coal Mining results were $15.9 million in 2011 compared to earnings of $8.1 million in 2010, an increase of $7.8 million. Coal Mining revenues, which reflect increased sales to third parties as a result of opening Oaktown 1 in 2010, were $221 million year to date in 2011, an increase of approximately $62 million compared to the prior year. The anticipated 2011 coal production and sales are expected to exceed 5 million tons. The second phase of the Oaktown mining complex is anticipated to open in mid-2012 or later, depending on demand for the additional coal production. Coal Mining earnings were $5.8 million during the quarter ended September 30, 2011, compared to $2.5 million in 2010, an increase of $3.3 million.

Vectren Fuels is currently in negotiation with a number of customers regarding sales in 2012 and beyond.  Vectren Fuels and Vectren South have adjusted both the price and quantity of coal through the remaining terms of contracts that had price reopener clauses. Pursuant to the supply contracts, Vectren Fuels expects to supply Vectren South, including its plant jointly owned with ALCOA, approximately 1.5 million tons in 2012. Sales to Vectren South are expected to be at least 2.3 million tons in both 2013 and 2014.  At this time, approximately 70 percent of Vectren Fuel’s planned 2012 production has been subscribed.

Energy Marketing
Energy Marketing is comprised of the company’s gas marketing operations, energy management services and retail gas supply operations. The Energy Marketing group consists of the company’s investment in ProLiance and the company’s wholly owned subsidiary, Vectren Source.

Vectren Source, the company’s retail gas marketer, has earned year to date in 2011 approximately $1.0 million, which is comparable to the $0.8 million earned in 2010. Results include a seasonal third quarter loss of approximately ($3.6) million in the third quarter of 2011 and ($3.5) million in 2010. Vectren Source’s customer count at Sept. 30, 2011, was approximately 261,000 customers, compared to 204,000 customers at Sept. 30, 2010. The 2011 customer count reflects nearly 140,000 customers in Vectren Ohio’s service territory that have either voluntarily opted to choose their natural gas supplier or are supplied natural gas by Vectren Source but remain customers of the regulated utility as part of Vectren Ohio’s exit the merchant function process. As a result of a supplier choice auction held on Jan. 18, 2011, in the company’s Ohio service territory, Vectren Source increased its customer base by 28,000. For the year, Vectren Source is expected to meet its earnings target of approximately $4.0 million.

During the nine months ended Sept. 30, 2011, Vectren’s share of ProLiance’s loss totaled approximately ($25.3) million compared to a loss of ($9.9) million in 2010. The ($15.4) million year to date increased loss reflects the impact on the market of new natural gas sources from shale and greater transmission capacity, as well as the impacts of reduced industrial demand for natural gas in the Midwest, and is consistent with trends experienced dating back to the latter part of 2010. These conditions have resulted in plentiful natural gas supply and lower and less volatile natural gas prices. Historical basis differences between physical and financial markets and summer and winter prices have narrowed. As a result, there have been reduced opportunities to optimize ProLiance’s firm transportation and storage capacity. ProLiance has structured optimization activities to remain flexible to maximize potential opportunities if market conditions improve.   During the quarter ended September 30, 2011, the company’s share of ProLiance’s results was a loss of approximately ($8.6) million compared to a loss of ($6.9) million in 2010.

Various profit improvement initiatives are underway, including efforts to lower the cost of pipeline and storage demand costs through ongoing renegotiations. Through these negotiations and by dropping some uneconomical contracts as they expire, pipeline and storage costs have been lowered by $25 million annually starting in 2012. ProLiance had approximately $80 million of annual fixed costs related to its transportation and storage contracts prior to these actions. In addition to this reduction, additional opportunities exist to renegotiate or drop the remaining contracts, including those with annual demand costs of $18 million that are scheduled to expire through 2015. At Sept. 30, 2011 ProLiance had just over $140 million of equity on its balance sheet, no long-term debt outstanding and minimal borrowings on its short-term credit facility.

Other Businesses
During the nine months ended Sept. 30, 2011, other nonutility businesses, which include legacy real estate and other investments, operated at a loss of ($0.9) million compared to a loss of ($7.3) million in 2010. The lower results in 2010 reflect a second quarter ($4.0) million after tax charge related to a decline in the fair value of an energy-related investment originally made in 2004 by Haddington Energy Partners.  The lower results in 2010 also reflect a first quarter ($2.9) million after tax charge related to the reduction in value of a note receivable recorded in 2002 related to a previously exited business.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on November 4, 2011
Vectren’s financial analyst call will be at 10:00.m. (EDT), November 4, 2011, at which time management will discuss financial results and 2011 earnings guidance. To participate in the call, analysts are asked to dial 1-866-821-5457 ten minutes prior to the start time and refer to the “Vectren Corporation 3rd Quarter 2011” conference call. All interested parties may listen to the live webcast accompanied by a slide presentation at http://www.vectren.com. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the analyst call.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services, coal mining and energy marketing. To learn more about Vectren, visit http://www.vectren.com.

Forward-looking statements
All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management and include such words as “believe”, “anticipate”, ”endeavor”, “estimate”, “expect”, “objective,” “projection,” “forecast,” “goal,” “likely,” and similar expressions intended to identify forward-looking statements. Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren’s ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.  Catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornados, terrorist acts or other similar occurrences could adversely affect Vectren’s facilities, operations, financial condition and results of operations. Increased competition in the energy industry, including the effects of industry restructuring and unbundling. Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases. Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight. Economic conditions including the effects of inflation rates, commodity prices, and monetary fluctuations. Economic conditions surrounding the current economic uncertainty, including significantly lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; volatile changes in the demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments. Volatile natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense. Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.  Direct or indirect effects on the Company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries. The performance of projects undertaken by the Company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the Company’s infrastructure, energy services, coal mining, and energy marketing strategies. Factors affecting coal mining operations including MSHA guidelines and interpretations of those guidelines, as well as additional mine regulations and more frequent and broader inspections that could result from the recent mining incidents at coal mines of other companies; geologic, equipment, and operational risks; the ability to execute and negotiate new sales contracts and resolve contract interpretations; volatile coal market prices and demand;  supplier and contract miner performance; the availability of key equipment, contract miners and commodities; availability of transportation; and the ability to access/replace coal reserves. Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness.  Risks associated with material business transactions such as mergers, acquisitions and divestitures, including, without limitation, legal and regulatory delays; the related time and costs of implementing such transactions; integrating operations as part of these transactions; and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions. Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws. Changes in or additions to federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2010 annual report on Form 10-K filed on Feb. 17, 2011. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.